Exhibit 10.1

AMENDMENT NO. 1 –
LOAN AND SECURITY AGREEMENT

Amendment No. 1, dated as of January 30, 2008 (“Amendment”), to the  Loan and Security Agreement, dated August 7, 2007 (the “Original Agreement” and, as amended hereby, the “Agreement”) by and between EMAGIN CORPORATION, a Delaware corporation with its principal place of business located at 10500 N.E. 8th Street, Suite 1400, Bellevue, Washington 98004 (the "Borrower"), and MORIAH CAPITAL, L.P., a Delaware limited partnership with offices at 685 Fifth Avenue, New York, New York 10022 (as further defined below, the "Lender"). Capitalized terms used but not defined herein have the meanings given to them in the Original Agreement.

R E C I T A L S:

A.           Borrower has requested that Lender consent to certain changes in the Borrowing Base.

B.           Lender has agreed to accommodate Borrower’s request on the terms set forth herein.

The parties agree as follows:

SECTION 1. AMENDMENTS

Section 1.1                                Amendment to Section 1.9 of Original Agreement. Section 1.9 of the Original Agreement (“Borrowing Base”) is hereby amended and restated in its entirety as follows:

“1.9
“Borrowing Base” shall be calculated at any time as the sum of (i) the product obtained by multiplying the outstanding amount of Eligible Accounts, net of all taxes, discounts, allowances and credits given or claimed, by ninety percent (90%), plus (ii) the product obtained by multiplying the outstanding amount of Eligible Foreign Accounts, net of all taxes, discounts, allowances and credits given or claimed, by seventy percent (70%), plus (iii) the lesser of (A) Six Hundred Thousand Dollars ($600,000) or (B) the product(s) obtained by multiplying fifty percent (50%) by the values of Eligible Inventory as determined by Lender in good faith in its reasonably commercial judgment, based on the lower of cost or market.”

Section 1.2                                Amendment to Section 1.22 of Loan Agreement.  Section 1.22 of the Loan Agreement (“Eligible Accounts”) is hereby amended and restated in its entirety as follows:

“1.22        “Eligible Accounts” are accounts created by Borrower in the ordinary course of its business which satisfy the following criteria:

(1)           such accounts arise from bona fide completed transactions and have not remained unpaid for more than ninety (90) days after the invoice date thereof;

(2)            the amounts of the accounts reported to Lender are absolutely owing to Borrower and do not arise from sales on consignment, guaranteed sales or other terms under which payment by the account debtors may be conditional or contingent;

(3)           the account debtor’s chief executive office or principal place of business is located in the United States, unless payment of any such account debtor’s accounts is backed by a letter of credit or credit insurance acceptable to, and approved by, Lender in its sole discretion); provided, however, that, notwithstanding the foregoing, as of a particular date (“Determination Date”), Eligible Accounts shall include accounts created by Borrower in the ordinary course of its business to an account debtor located outside the United States with whom Borrower has conducted business on a regular basis prior to January 1, 2007 on the condition that no account of such account debtor has remained unpaid for a period exceeding ninety (90) days from the invoice date thereof during the twenty-four (24) -month period immediately preceding the Determination Date, and that otherwise satisfy the criteria of this Section 1.22 (such accounts referred to as “Eligible Foreign Accounts”);

(4)           such accounts do not arise from any unearned portions of fees derived from progress billings, as determined by Lender in its sole and absolute discretion, or from any retainages or bill and hold sales;

(5)            there are no contra relationships, setoffs, counterclaims or disputes existing with respect thereto;

(6)           the goods giving rise thereto were not at the time of the sale subject to any Liens except for Permitted Encumbrances, and such accounts are free and clear of all Liens except for Permitted Encumbrances;

(7)           such accounts are not accounts with respect to which the account debtor or any officer or employee thereof is an officer, employee or agent of or is affiliated with Borrower, directly or indirectly, whether by virtue of family membership, ownership, control, management or otherwise;

(8)           such accounts are not accounts with respect to which the account debtor is the United States or any state or political subdivision thereof or any department, agency or instrumentality of the United States, any state or political subdivision, unless there has been compliance with the Assignment of Claims Act or any similar state or local law, if applicable;

(9)           Borrower has delivered to Lender or Lender’s representative such documents as Lender may have requested in connection with such accounts and Lender shall have received a verification of such account, satisfactory to it, if sent to the account debtor or any other obligor or any bailee;

(10)           there are no facts existing or threatened which might result in any material adverse change in the account debtor’s financial condition, except for the state of facts in existence on March 27, 2007 that caused Borrower’s accountants, Eisner LLP, to issue a “going concern” qualification in their opinion of that date to Borrower, as set forth in Borrower’s Annual Report on Form 10-K for the year ended December 31, 2006;

(11)           such accounts owed by a single account debtor or its affiliates do not represent more than thirty percent (30%) of all otherwise Eligible Accounts (accounts excluded from Eligible Accounts solely by reason of this subsection (11) shall nevertheless be considered Eligible Accounts to the extent of the amount of such accounts which does not exceed such percentage of all otherwise Eligible Accounts); and

(12)           such accounts are not owed by an account debtor who is or whose affiliates are past due upon other accounts owed to Borrower comprising more than fifty percent (50%) of the accounts of such account debtor or its affiliates owed to Borrower.”

SECTION 2. MISCELLANEOUS

Section 2.1  Prior Agreements.  This Amendment shall completely and fully supersede all other and prior agreements and correspondence (both written and oral) by and between Borrower and Lender concerning the subject matter of this Amendment.  Except as expressly amended hereby, the Agreement shall remain in full force and effect.

Section 2.2  Counterparts.  This Amendment may be executed in any number of counterparts, with the same effect as if all the signatures on such counterparts appeared on one document.  Each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument.

Section 2.3  Amendments.  This Amendment may not be amended, waived, modified, supplemented or terminated in any manner whatsoever except by a written instrument signed by Borrower and Lender.

Section 2.4  Binding on Successors.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that Borrower may not assign any of its rights or obligations under this Amendment or the other Loan Documents to any Person without the prior written consent of Lender.

Section 2.5  Invalidity.  Any provision of this Amendment that may be determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 2.6  Section or Paragraph Headings.  Section and paragraph headings used herein are for convenience only and shall not be construed as part of this Amendment.

Section 2.7  Governing Law.  This Amendment shall be construed in accordance with, and shall be governed by, the laws of the State of New York, including Section 5-1401 of the New York General Obligations Law.

Section 2.8  Construction.  The language in all parts of this Amendment and the other Loan Documents shall be construed as a whole according to its fair meaning.

[SIGNATURE  PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed as of the day and year first above written.

EMAGIN CORPORATION

By:	/s/ Michael D. Fowler
Name: Michael D. Fowler
Title: Interim Chief Financial Officer

MORIAH CAPITAL, L.P.

By:	Moriah Capital Management, L.P., General Partner
By	Moriah Capital Management, GP, LLC,General Partner

By:	/s/ Alexandre Speaker
Name: Alexandre Speaker
Title: Managing Member

[SIGNATURE PAGE – AMENDMENT NO. 1 – LOAN AGREEMENT]